Exhibit 5.1

W. Matthew Strock mstrock@velaw.com

Tel 713.758.3452 Fax 713.615.5650

July 20, 2005

Spinnaker Exploration Company

1200 Smith Street, Suite 800

Houston, Texas 77002

Re:	Spinnaker Exploration Company 2005 Stock Incentive Plan

Ladies and Gentlemen:

We have acted as counsel for Spinnaker Exploration Company, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of 275,000 shares of common stock, par value $.01 per share, of the Company (the “Common Stock”) pursuant to the Spinnaker Exploration Company 2005 Stock Incentive Plan (the “2005 Plan”). The shares of Common Stock that are to be issued under the 2005 Plan are referred to herein as the “Shares.”

In connection with the foregoing, we have examined or are familiar with the Certificate of Incorporation of the Company, as amended, the Restated Bylaws of the Company, the corporate proceedings with respect to the issuance of the Shares, the registration statement on Form S-8 filed in connection with the registration of the Shares (the “Registration Statement”), and such other certificates, instruments and documents as we have considered necessary or appropriate for purposes of this opinion.

Based upon the foregoing, we are of the opinion that when the Shares are authorized and issued in accordance with the provisions of the 2005 Plan, the Shares will be validly authorized, issued, fully paid and non-assessable.

The foregoing opinion is limited to the laws of the United States of America and the State of Texas, the Constitution of the State of Delaware and the General Corporation Law of the State of Delaware, as interpreted by federal courts and the courts of the State of Delaware.

Vinson & Elkins LLP Attorneys at Law Austin Beijing Dallas Dubai Houston London Moscow New York Tokyo Washington	First City Tower, 1001 Fannin Street, Suite 2300, Houston, TX 77002-6760 Tel 713.758.2222 Fax 713.758.2346 www.velaw.com

Spinnaker Exploration Company July 20, 2005 Page 2

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement. In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ VINSON & ELKINS L.L.P.

Vinson & Elkins L.L.P.